================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. __)*


                                NeuroMetrix, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, $.0001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    641255104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 January 8, 2010
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [_] Rule 13d-1(d)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
================================================================================

====================                                                ============
CUSIP NO.  641255104                   13G                          PAGE 2 OF 28
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS

       Growth Equity Opportunities Fund, LLC
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Liability Company
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,339,101 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        2,339,101 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,339,101 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       9.99%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       OO
================================================================================

====================                                                ============
CUSIP NO.  641255104                   13G                          PAGE 3 OF 28
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS

       New Enterprise Associates 12, Limited Partnership
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,339,101 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        2,339,101 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,339,101 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       9.99%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

====================                                                ============
CUSIP NO.  641255104                   13G                          PAGE 4 OF 28
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS

       NEA Partners 12, Limited Partnership
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,339,101 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        2,339,101 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,339,101 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       9.99%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

====================                                                ============
CUSIP NO.  641255104                   13G                          PAGE 5 OF 28
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS

       NEA 12 GP, LLC
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Liability Company
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,339,101 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        2,339,101 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,339,101 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       9.99%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       OO
================================================================================

====================                                                ============
CUSIP NO.  641255104                   13G                          PAGE 6 OF 28
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS

       Michael James Barrett
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,339,101 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        2,339,101 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,339,101 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       9.99%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                                ============
CUSIP NO.  641255104                   13G                          PAGE 7 OF 28
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS

       Peter J. Barris
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,339,101 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        2,339,101 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,339,101 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       9.99%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                                ============
CUSIP NO.  641255104                   13G                          PAGE 8 OF 28
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS

       Forest Baskett
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,339,101 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        2,339,101 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,339,101 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       9.99%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                                ============
CUSIP NO.  641255104                   13G                          PAGE 9 OF 28
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS

       Ryan D. Drant
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,339,101 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        2,339,101 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,339,101 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       9.99%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  641255104                   13G                         PAGE 10 OF 28
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS

       Patrick J. Kerins
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,339,101 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        2,339,101 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,339,101 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       9.99%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  641255104                   13G                         PAGE 11 OF 28
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS

       Krishna S. Kolluri
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,339,101 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        2,339,101 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,339,101 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       9.99%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  641255104                   13G                         PAGE 12 OF 28
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS

       C. Richard Kramlich
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,339,101 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        2,339,101 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,339,101 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       9.99%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  641255104                   13G                         PAGE 13 OF 28
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS

       Charles M. Linehan
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,339,101 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        2,339,101 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,339,101 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       9.99%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  641255104                   13G                         PAGE 14 OF 28
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS

       Charles W. Newhall III
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,339,101 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        2,339,101 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,339,101 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       9.99%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  641255104                   13G                         PAGE 15 OF 28
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS

       Mark W. Perry
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,339,101 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        2,339,101 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,339,101 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       9.99%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  641255104                   13G                         PAGE 16 OF 28
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS

       Scott D. Sandell
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,339,101 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        2,339,101 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,339,101 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       9.99%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  641255104                   13G                         PAGE 17 OF 28
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS

       Eugene A. Trainor III
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,339,101 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        2,339,101 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,339,101 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       9.99%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  641255104                   13G                         PAGE 18 OF 28
====================                                               =============

                                  Schedule 13G

ITEM 1(A).  NAME OF ISSUER:

            NeuroMetrix, Inc. (the "Issuer").

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            62 Fourth Avenue, Waltham, Massachusetts 02451.

ITEM 2(A).  NAMES OF PERSONS FILING:

            Growth Equity Opportunities Fund, LLC ("GEO"), New Enterprise Associates 12, Limited Partnership ("NEA 12"), which is the sole member of GEO, NEA Partners 12, Limited Partnership ("NEA Partners 12"), which is the general partner of NEA 12, NEA 12 GP, LLC ("NEA 12 GP"), which is the general partner of NEA Partners 12, and Michael James Barrett ("Barrett"), Peter J. Barris ("Barris"), Forest Baskett ("Baskett"), Ryan D. Drant ("Drant"), Patrick J. Kerins ("Kerins"), Krishna S. Kolluri ("Kolluri"), C. Richard Kramlich ("Kramlich"), Charles M. Linehan ("Linehan"), Charles W. Newhall III ("Newhall"), Mark W. Perry ("Perry"), Scott D. Sandell ("Sandell") and Eugene A. Trainor III ("Trainor") (collectively, the "Managers"). The Managers are the individual managers of NEA 12 GP. GEO, NEA 12, NEA Partners 12, NEA 12 GP and the Managers are sometimes referred to collectively herein as the "Reporting Persons."

            This Schedule 13G updates the information filed with the Securities and Exchange Commission on Schedule 13D with respect to the Reporting Persons' holdings of securities of the Issuer as of September 8, 2009. While the Reporting Persons originally filed a statement on Schedule 13D, they should have, in lieu thereof, filed with the Securities and Exchange Commission, a short-form statement on Schedule 13G and now desire, in connection with updating the information previously reported, to do so.


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            The address of the principal business office of GEO, NEA 12, NEA Partners 12, NEA 12 GP, Newhall and Trainor is New Enterprise Associates, 1954 Greenspring Drive, Suite 600, Timonium, MD 21093. The address of the principal business office of Baskett, Kolluri, Kramlich, Linehan, Perry and Sandell is New Enterprise Associates, 2855 Sand Hill Road, Menlo Park, California 94025. The address of the principal business office of Barrett, Barris, Drant and Kerins is New Enterprise Associates, 5425 Wisconsin Avenue, Suite 800, Chevy Chase, MD 20815.

ITEM 2(C).  CITIZENSHIP:

            Each of GEO and NEA 12 GP is a limited liability company organized under the laws of the State of Delaware. Each of NEA 12 and NEA Partners 12 is a limited partnership organized under the laws of the State of Delaware. Each of the Managers is a United States citizen.

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

            Common Stock, $.0001 par value ("Common Stock").

ITEM 2(E).  CUSIP NUMBER:

            641255104

====================                                               =============
CUSIP NO.  641255104                   13G                         PAGE 19 OF 28
====================                                               =============


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

            Not applicable.

ITEM 4.     OWNERSHIP.

            (a) Amount beneficially owned: GEO is the record owner of 1,887,906 shares of Common Stock (the "Common Shares"). In addition, GEO is a party to a certain Stock Purchase Warrant to Subscribe for and Purchase Common Stock of NeuroMetrix, Inc., dated September 9, 2009 (the "Stock Purchase Warrant"), a form of which is attached as
                        Exhibit 4.2 to the Issuer's Form 8-K filed on September 14, 2009 and incorporated by reference herein. Pursuant to the Stock Purchase Warrant, GEO has the right to purchase a maximum of 1,793,511 additional shares of Common Stock, subject to certain conditions as set forth below.

                        The Stock Purchase Warrant is exercisable at any time beginning on the date that is the earlier of (x) March 8, 2010 and (y) immediately prior to consummation of a Change of Control (as defined in the Stock Purchase Warrant). Pursuant to the terms of the Stock Purchase Warrant, notwithstanding anything to the contrary contained therein, the Issuer may not effect any exercise of the Stock Purchase Warrant, and GEO may not exercise any portion of the Stock Purchase Warrant to the extent that, after giving effect to such issuance after exercise, GEO (together with any person acting as a group with GEO or its affiliates) would beneficially own in excess of 9.99% (the "Maximum Percentage") of the outstanding shares of Common Stock. Accordingly, as of March 8, 2010, assuming there is no other change to the number of outstanding shares of the Issuer, GEO may purchase up to 451,195 shares of Common Stock pursuant to the Stock Purchase Warrant (the "Warrant Shares") and may be deemed to own beneficially the Warrant Shares, the ownership of which, when added to the Common Shares, would cause GEO to own the Maximum Percentage, a total of 2,339,101 shares of Common Stock (the "Securities").

                        As the sole member of GEO, NEA 12 may be deemed to own beneficially the Securities. As the general partner of NEA 12, NEA Partners 12 may also be deemed to own beneficially the Securities. As the general partner of NEA Partners 12, NEA 12 GP likewise may be deemed to own beneficially the Securities. As the individual Managers of NEA 12 GP, each of the Managers also may be deemed to own beneficially the Securities.

            (b) Percent of Class: See Line 11 of cover sheets. The percentages set forth on the cover sheets for each Reporting Person are calculated based on 22,963,234 shares of Common Stock reported to be outstanding by the Issuer as of November 2, 2009 on a prospectus filed by the Issuer with the Securities and Exchange Commission pursuant to Rule 424(b)(3) on December 18, 2009.

            (c)         Number of shares as to which such person has:

                        (i) sole power to vote or to direct the vote: See Line 5 of cover sheets.

                        (ii) shared power to vote or to direct the vote: See Line 6 of cover sheets.

                        (iii) sole power to dispose or to direct the disposition of: See Line 7 of cover sheets.

====================                                               =============
CUSIP NO.  641255104                   13G                         PAGE 20 OF 28
====================                                               =============

                        (iv) shared power to dispose or to direct the disposition of: See Line 8 of cover sheets.

            Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-5(b).

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.

            By signing below, each Reporting Person certifies that, to the best of his or its knowledge or belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


MATERIAL TO BE FILED AS EXHIBITS.

            Exhibit 1 - Agreement regarding filing of joint Schedule 13G.

            Exhibit 2 - Power of Attorney regarding Schedule 13G filings.

            Exhibit 3 - Stock Purchase Warrant dated September 9, 2009*

            *Incorporated by reference from the Issuer's Form 8-K filed with the Securities and Exchange Commission on September 14, 2009.

====================                                               =============
CUSIP NO.  641255104                   13G                         PAGE 21 OF 28
====================                                               =============


                                    SIGNATURE

            After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:       January 15, 2010

GROWTH EQUITY OPPORTUNITIES FUND, LLC

By:         NEW ENTERPRISE ASSOCIATES 12,  LIMITED PARTNERSHIP
            Sole Member

            By:         NEA PARTNERS 12, LIMITED PARTNERSHIP
                        General Partner

                        By:         NEA 12 GP, LLC
                                    General Partner

                                    By:                  *
                                                ------------------------
                                                Eugene A. Trainor III
                                                Administrative Manager


NEW ENTERPRISE ASSOCIATES 12, LIMITED PARTNERSHIP

By:         NEA PARTNERS 12, LIMITED PARTNERSHIP
            General Partner

            By:         NEA 12 GP, LLC
                        General Partner

                        By:                  *
                                    ------------------------
                                    Eugene A. Trainor III
                                    Administrative Manager


NEA PARTNERS 12, LIMITED PARTNERSHIP

By:         NEA 12 GP, LLC
            General Partner

            By:                  *
                        ------------------------
                        Eugene A. Trainor III
                        Administrative Manager


NEA 12 GP, LLC

By:                  *
            ------------------------
            Eugene A. Trainor III
            Administrative Manager

====================                                               =============
CUSIP NO.  641255104                   13G                         PAGE 22 OF 28
====================                                               =============


         *
---------------------------------
Michael James Barrett


         *
---------------------------------
Peter J. Barris


         *
---------------------------------
Forest Baskett


         *
---------------------------------
Ryan D. Drant


         *
---------------------------------
Patrick J. Kerins


         *
---------------------------------
Krishna S. Kolluri


         *
---------------------------------
C. Richard Kramlich


         *
---------------------------------
Charles M. Linehan


        *
---------------------------------
Charles W. Newhall III


         *
---------------------------------
Mark W. Perry


         *
---------------------------------
Scott D. Sandell


         *
---------------------------------
Eugene A. Trainor III
                                        */s/ Shawn Conway
                                        ------------------------------
                                        Shawn Conway
                                        As attorney-in-fact

====================                                               =============
CUSIP NO.  641255104                   13G                         PAGE 23 OF 28
====================                                               =============

This Schedule 13G was executed by Shawn Conway on behalf of the individuals listed above pursuant to a Power of Attorney a copy of which is attached as
Exhibit 2.

====================                                               =============
CUSIP NO.  641255104                   13G                         PAGE 24 OF 28
====================                                               =============

                                                                       EXHIBIT 1
                                                                       ---------

                                    AGREEMENT

            Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of NeuroMetrix, Inc.

            EXECUTED this 15th day of January, 2010

GROWTH EQUITY OPPORTUNITIES FUND, LLC

By:         NEW ENTERPRISE ASSOCIATES 12,  LIMITED PARTNERSHIP
            Sole Member

            By:         NEA PARTNERS 12, LIMITED PARTNERSHIP
                        General Partner

                        By:         NEA 12 GP, LLC
                                    General Partner

                                    By:                  *
                                                ------------------------
                                                Eugene A. Trainor III
                                                Administrative Manager


NEW ENTERPRISE ASSOCIATES 12, LIMITED PARTNERSHIP

By:         NEA PARTNERS 12, LIMITED PARTNERSHIP
            General Partner

            By:         NEA 12 GP, LLC
                        General Partner

                        By:                  *
                                    ------------------------
                                    Eugene A. Trainor III
                                    Administrative Manager


NEA PARTNERS 12, LIMITED PARTNERSHIP

By:         NEA 12 GP, LLC
            General Partner

            By:                  *
                        ------------------------
                        Eugene A. Trainor III
                        Administrative Manager

NEA 12 GP, LLC

By:                  *
            ------------------------
            Eugene A. Trainor III
            Administrative Manager

====================                                               =============
CUSIP NO.  641255104                   13G                         PAGE 25 OF 28
====================                                               =============


         *
---------------------------------
Michael James Barrett


         *
---------------------------------
Peter J. Barris


         *
---------------------------------
Forest Baskett


         *
---------------------------------
Ryan D. Drant


         *
---------------------------------
Patrick J. Kerins


         *
---------------------------------
Krishna S. Kolluri


         *
---------------------------------
C. Richard Kramlich


         *
---------------------------------
Charles M. Linehan


        *
---------------------------------
Charles W. Newhall III


         *
---------------------------------
Mark W. Perry


         *
---------------------------------
Scott D. Sandell


         *
---------------------------------
Eugene A. Trainor III
                                        */s/ Shawn Conway
                                        ------------------------------
                                        Shawn Conway
                                        As attorney-in-fact

====================                                               =============
CUSIP NO.  641255104                   13G                         PAGE 26 OF 28
====================                                               =============

This Agreement relating to Schedule 13G was executed by Shawn Conway on behalf of the individuals listed above pursuant to a Power of Attorney a copy of which is attached hereto as Exhibit 2.

====================                                               =============
CUSIP NO.  641255104                   13G                         PAGE 27 OF 28
====================                                               =============

                                                                       EXHIBIT 2
                                                                       ---------

                                POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Charles W. Newhall III, Louis S. Citron, Eugene A. Trainor III and Shawn Conway, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a direct or indirect general partner, director, officer or manager of any partnership, corporation or limited liability company, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

            IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 30th day of March, 2007.


                                        /s/ Forest Baskett
                                        ------------------------------
                                        Forest Baskett

                                        /s/ M. James Barrett
                                        ------------------------------
                                        M. James Barrett

                                        /s/ Peter J. Barris
                                        ------------------------------
                                        Peter J. Barris

                                        /s/ Ryan Drant
                                        ------------------------------
                                        Ryan Drant

                                        /s/ Shawn Conway
                                        ------------------------------
                                        Shawn Conway

                                        /s/ Paul Hsiao
                                        ------------------------------
                                        Paul Hsiao

                                        /s/ Vladimir Jacimovic
                                        ------------------------------
                                        Vladimir Jacimovic

                                        /s/ Patrick J. Kerins
                                        ------------------------------
                                        Patrick J. Kerins

                                        /s/ Suzanne King
                                        ------------------------------
                                        Suzanne King

                                        /s/ Krishna S. Kolluri
                                        ------------------------------
                                        Krishna S. Kolluri

====================                                               =============
CUSIP NO.  641255104                   13G                         PAGE 28 OF 28
====================                                               =============


                                        /s/ C. Richard Kramlich
                                        ------------------------------
                                        C. Richard Kramlich

                                        /s/ Charles M. Linehan
                                        ------------------------------
                                        Charles M. Linehan

                                        /s/ Peter T. Morris
                                        ------------------------------
                                        Peter T. Morris

                                        /s/ John M. Nehra
                                        ------------------------------
                                        John M. Nehra

                                        /s/ Charles W. Newhall III
                                        ------------------------------
                                        Charles W. Newhall III

                                        /s/ Jason R. Nunn
                                        ------------------------------
                                        Jason R. Nunn

                                        /s/ Mark W. Perry
                                        ------------------------------
                                        Mark W. Perry

                                        /s/ Michael Raab
                                        ------------------------------
                                        Michael Raab

                                        /s/ Scott D. Sandell
                                        ------------------------------
                                        Scott D. Sandell

                                        /s/ A. Brooke Seawell
                                        ------------------------------
                                        A. Brooke Seawell

                                        /s/ Eugene A. Trainor III
                                        ------------------------------
                                        Eugene A. Trainor III

                                        /s/ Sigrid Van Bladel
                                        ------------------------------
                                        Sigrid Van Bladel

                                        /s/ Ravi Viswanathan
                                        ------------------------------
                                        Ravi Viswanathan

                                        /s/ Harry Weller
                                        ------------------------------
                                        Harry Weller